EXHIBIT 21

Belmar Capital Fund LLC Subsidiaries (as of December 31, 2006)
Name	Jurisdiction of Incorporation
Bel Stamford LLC	Delaware
Belmar Realty Corporation	Delaware
Belvorn Holdings LLC	Delaware
Brazos Property Trust	Maryland